Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

International Paper Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $1.00 per share	457(c) and 457(h)	9,250,000(2)	$36.92(3)	$341,510,000	0.00014760	$50,406.88

	Total Offering Amounts					$341,510,000		$50,406.88

	Total Fee Offsets							—

	Net Fee Due							$50,406.88

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $1.00 per share (“International Paper Common Stock”) of International Paper Company (the “Registrant”) registered hereunder includes an indeterminable number of shares of International Paper Common Stock that become issuable by reason of any share dividend, share split or other similar transaction.

(2)	Represents shares of International Paper Stock issuable under the International Paper Company 2024 Long-Term Incentive Compensation Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices reported for the International Paper Common Stock on the New York Stock Exchange on May 6, 2024.